UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

COMMUNITYONE BANCORP
(Exact name of registrant as specified in its charter)

North Carolina	000-13823	56-1456589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1017 East Morehead Street, Charlotte North Carolina 28204
(Address of principal executive offices)

Registrant's telephone number, including area code: (336) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

CommunityOne Bancorp (NASDAQ: COB) (the “Company”), has announced that it has established December 15, 2016 as the date for the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”). It is anticipated that the Record Date for the 2016 Annual Meeting will be on or around November 16, 2016.

The 2016 Annual Meeting has been delayed due to the pending merger of the Company with Capital Bank Financial Corp. (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of November 22, 2016. Because the regulatory approvals required to complete the Merger have not been received, the Company has decided to schedule the 2016 Annual Meeting for December 15, 2016 in order to comply with NASDAQ Capital Market Corporate Governance Requirements. If regulatory approvals are received and the Merger is completed prior to December 15, 2016, the 2016 Annual Meeting will not be held.

Because the date of the 2016 Annual Meeting will be more than 30 days from the anniversary of the Company’s 2015 Annual Meeting of Shareholders, the Company has set a new deadline for the receipt of any shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), for inclusion in the Company’s proxy statement and proxy card relating to the 2016 Annual Meeting. Any such shareholder proposal must be submitted in writing and received by the Secretary of the Company at 1017 E. Morehead Street, Suite 200, Charlotte, North Carolina 28204 no later than 5:00 p.m. on October 1, 2016, which the Company has determined to be a reasonable time before it expects to begin to print and send its proxy materials. Any such proposal will be subject to Rule 14a-8 and nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for the 2016 Annual Meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time such proposal is received.

In addition, shareholders who wish to bring a proposal or nominate a director other than pursuant to Rule 14a-8 must ensure that written notice of such proposal is received by the Company’s Secretary at 2017 E. Morehead Street, Suite 200, Charlotte, North Carolina 28204 no later than 5:00 p.m. on October 1, 2016. Such proposal should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt required.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 31, 2016	COMMUNITYONE BANCORP
(Date)	(Registrant)

/s/ Robert L. Reid
Robert L. Reid
President & Chief Executive Officer